EXHIBIT 99.1

Gladstone Investment Announces Monthly Cash Distributions and Third Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., Jan. 08, 2019 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders. The Company also announced its plan to report earnings for the third fiscal quarter ended December 31, 2018.

Common Stock: $0.068 per share of common stock for each of January, February, and March 2019, payable per the table below. The Company has paid 162 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
January 18	January 31	$ 0.068
February 20	February 28	$ 0.068
March 20	March 29	$ 0.068
Total for the Quarter:		$ 0.204

Series D Term Preferred Stock: $0.13020833 per share of the Company’s 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of January, February, and March 2019, payable per the table below. The Series D Term Preferred Stock trades on the NASDAQ under the symbol “GAINM.”

Record Date	Payment Date	Cash Distribution
January 18	January 31	$ 0.13020833
February 20	February 28	$ 0.13020833
March 20	March 29	$ 0.13020833
Total for the Quarter:		$ 0.39062499

Series E Term Preferred Stock: $0.1328125 per share of the Company’s 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”) for each of January, February, and March 2019, payable per the table below. The Series E Term Preferred Stock trades on the NASDAQ under the symbol “GAINL.”

Record Date	Payment Date	Cash Distribution
January 18	January 31	$ 0.1328125
February 20	February 28	$ 0.1328125
March 20	March 29	$ 0.1328125
Total for the Quarter:		$ 0.3984375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Tuesday, February 5, 2019, for the third quarter ended December 31, 2018. The Company will hold a conference call on Wednesday, February 6, 2019 at 8:30 a.m. EST to discuss its earnings results. Please call (855) 376-7516 to enter the conference call. An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through February 13, 2019. To hear the replay, please dial (855) 859-2056 and use playback conference number 9166677.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will also be archived and available for replay on the Company’s website through April 6, 2019.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Investment Corporation
For further information: Gladstone Investment Corporation, +1-703-287-5893